Exhibit 10.1

BIOLOGICAL MATERIAL AGREEMENT Between ZNOMICS, INC. and
PRESIDENT AND FELLOWS OF HARVARD COLLEGE

Provider:	Znomics, Inc. 2611 SW 3rd Ave., Suite 200 Portland, OR 97201 Tel. 503 827-5271 FAX 503 228-3290
Recipient:
President and Fellows of Harvard College
FAS Dean of the Faculty Office
University Hall 2 North
Harvard Yard
Cambridge, MA  02138
Tel. 617 496 3992
Fax  617 495 7881

With copy of correspondence to:
President and Fellows of Harvard College
Office of Technology Development
1350 Massachusetts Avenue
Holyoke Center, Suite 727
Cambridge, MA  02138
Tel. 617-495-3067
Fax  617-495-9568

Recipient Scientist:	Dr. Alexander Schier Department of Molecular and Cellular Biology Harvard University 16 Divinity Avenue Room 1027 Cambridge MA 02138 Tel. 617.496.4835 Fax 617.495.9300 schier@fas.harvard.edu

This agreement (this “Agreement”), effective as of December 15, 2008 (the “Effective Date”), provides for the provision of biological materials by Znomics, Inc. (“ZNOMICS”) to President and Fellows of Harvard College (“RECIPIENT”).  The principal investigator for this project at RECIPIENT is Dr. Alexander Schier (“RECIPIENT SCIENTIST”).

I.           Definitions

ORIGINAL MATERIAL: (1) Frozen sperm samples from approximately 15,000 male fish contained in a Kryos K liquid nitrogen storage system. Two aliquots are provided for most samples. Each sample contains on average 25 independent retroviral insertions.; (2) DNA plates in 96 well format corresponding to individual sperm samples or, in some cases, mixtures of sperm samples for insertion recovery. Plates are numbered consecutively and relate to insertions in the ZeneMark database.; (3) Protocols for sperm ID, IVF and F1 genotyping. (4) A copy of DNA sequences used to map insertions to the zebrafish genome. This collection includes approximately 5,000,000 sequence reads performed by 454 Life Sciences. The sequence reads contain approximately 500,000 unique zebrafish genomic sequence tags flanking the retroviral insertion sites.; (5) A copy of the ZeneMark library insertion database. (6) A copy of ZeneMark Molecular database for insertion recovery in FilemakerPro.

MODIFICATIONS:  substances (including drug targets) created by RECIPIENT which contain/incorporate the ORIGINAL MATERIAL or are identified through use of the ORIGINAL MATERIAL.  MODIFICATIONS include modified descendants made by crossing ORIGINAL MATERIAL with MUTANT ZEBRAFISH or WILDTYPE ZEBRAFISH.

MUTANT ZEBRAFISH:  zebrafish which contain one or more mutations that were not created by Znomics.

WILDTYPE ZEBRAFISH:  zebrafish which do not contain any laboratory induced or created mutations.

II.           Terms and Conditions of this Agreement

1.
RECIPIENT shall forgo its rights to refunds and credits following RECIPIENT’S termination of the BIOLOGICAL MATERIAL TRANSFER AND COLLABORATIVE RESEARCH AGREEMENT between ZNOMICS and RECIPIENT (effective October 4, 2006) (October 4, 2006 Agreement), pursuant to RECIPIENT’S letter to ZNOMICS dated November 21, 2008; provided, however that ZNOMICS fulfills all its obligations, responsibilities, and commitments under this Agreement.

2.
ZNOMICS will deliver the ORIGINAL MATERIAL to RECIPIENT SCIENTIST.  ZNOMICS will ship the ORIGINAL MATERIAL, at the expense of RECIPIENT SCIENTIST, as soon as feasible, but not later than three weeks from the Effective Date of this Agreement.

3.
ZNOMICS hereby assigns non-exclusive rights, title and interest in and to the ORIGINAL MATERIAL to RECIPIENT. RECIPIENT has all the rights of ownership in the ORIGINAL MATERIAL, including the right to provide some or all of the ORIGINAL MATERIAL to third parties; provided, however, RECIPIENT shall not provide the ORIGINAL MATERIALS to a for-profit entity for commercial use.

4.
RECIPIENT SCIENTIST will pay ZNOMICS a total of $30,000 for the ORIGINAL MATERIAL to be delivered under this Agreement, payable as follows.  Within three weeks of receipt from ZNOMICS of all the ORIGINAL MATERIAL, RECIPIENT SCIENTIST will pay $30,000 to ZNOMICS.

5.
Each year, for four years from the Effective Date of this Agreement, RECIPIENT SCIENTIST will provide to ZNOMICS five lines derived from the ORIGINAL MATERIAL to the extent such lines can be recovered with reasonable efforts, under the terms of a material transfer agreement in a form customarily required by RECIPIENT.

6.	Before receipt by RECIPIENT of ORIGINAL MATERIALS, ZNOMICS will provide training on the ORIGINAL MATERIALS for one day to a member of RECIPIENT SCIENTIST'S research group.

7.	Intellectual Property; Option.

7.1
Inventorship of any patentable invention or discovery with respect to the ORIGINAL MATERIAL that is conceived and reduced to practice solely within RECIPIENT SCIENTIST’s laboratory as a result of working with the ORIGINAL MATERIAL (an “Invention”) will be determined in accordance with principles of United States patent law.  Ownership shall follow inventorship.  For three years from the Effective Date of this Agreement, RECIPIENT shall notify ZNOMICS, in writing, of any Invention of which it becomes aware, and RECIPIENT shall be deemed aware when RECIPIENT SCIENTIST has submitted an invention disclosure form to RECIPIENT’s Office of Technology Development.  Any information included in any such disclosure shall be considered RECIPIENT’s confidential information and shall not be disclosed or used by ZNOMICS for any purpose other than exercising its rights under Section 7.4.

7.2
RECIPIENT shall have sole authority to prepare and file (solely in RECIPIENT’s name) patent applications with respect to Inventions owned solely by RECIPIENT or jointly with third parties, and, as between the parties, shall bear all expenses related thereto.

7.3
As additional consideration for ZNOMICS providing ORIGINAL MATERIAL to RECIPIENT, for three years from the Effective Date of this Agreement, under RECIPIENT’S rights and interest, RECIPIENT agrees to grant ZNOMICS a paid-up, royalty-free, worldwide, non-exclusive licenseto use any Invention for internal research purposes only.

7.4
As additional consideration for ZNOMICS providing ORIGINAL MATERIAL to RECIPIENT, for three years from the Effective Date of this Agreement, RECIPIENT hereby grants to ZNOMICS an exclusive option (“Option”) to negotiate a royalty-bearing, exclusive worldwide license under RECIPIENT’S rights and interest in any Invention (“Option Invention”) ; provided, however, that ZNOMICS shall have the right to negotiate only for a non-exclusive license if the relevant Invention relates to a research tool as described in NIH Principles and Guidelines with Respect to Sharing Biomedical Research Resources.  ZNOMICS shall have ninety (90) days from its receipt of each disclosure of an Invention under Section 5.1 (the “Option Exercise Period”) to notify RECIPIENT in writing of its desire to exercise its Option.  If ZNOMICS exercises its Option within the relevant Option Exercise Period, the parties agree to negotiate in good faith for a period of up to one hundred twenty (120) days (unless extended by the mutual written agreement of the parties) (the “Negotiation Period”) with respect to the terms of a license agreement, including a commercially reasonable royalty rate.  If ZNOMICS does not exercise its Option during the relevant Option Exercise Period or if ZNOMICS exercises its Option and the parties fail to reach agreement on terms within the relevant Negotiation Period, ZNOMICS shall have no further rights to the relevant Option Invention and RECIPIENT thereafter shall be free to negotiate and enter into a license with respect to such Option Invention with any third party.

8.	RECIPIENT shall have the right to publish and otherwise publicly disclose the results of its work with the ORIGINAL MATERIAL.

9.	ZNOMICS represents that there are no preexisting or third party rights in the ORIGINAL MATERIAL that would affect RECIPIENT.

10.
Any ORIGINAL MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties.  ZNOMICS makes no representations and extends no warranties of any kind, either expressed or implied.  There are no express or implied warranties of merchantability or fitness for a particular purpose.

11.
RECIPIENT assumes all liability for damages which may arise from its use, storage or disposal of the ORIGINAL MATERIAL.  ZNOMICS will not be liable to RECIPIENT for any loss, claim or demand made by RECIPIENT, or made against RECIPIENT by any other party, due to or arising from the use of the ORIGINAL MATERIAL by RECIPIENT, except to the extent caused by the gross negligence or willful misconduct of ZNOMICS.

12.
This Agreement will terminate upon payment to ZNOMICS pursuant to paragraph 4.  Sections 5, 7, 8, 9, 10, 11, 13, and 15, as well related definitions and any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement shall survive termination of this Agreement.

13.
ZNOMICS will not have the right to direct or control the activities of RECIPIENT or RECIPIENT SCIENTIST in performing any research.  Under no circumstances shall RECIPIENT or any of its faculty, staff, students or agents, including without limitation RECIPIENT SCIENTIST, be considered to be employees or agents of ZNOMICS.  This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind.

14.
No modification or waiver of this Agreement shall be valid unless in a writing executed by both parties.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

15.
ZNOMICS shall not use RECIPIENT’s name or insignia, or any adaptation of them, or the name of any of RECIPIENT’s investigators in any advertising, promotional or sales literature, including, without limitation, press releases, without the prior written approval of RECIPIENT.

16.
Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this Section and shall be delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or by nationally-recognized express courier services providing evidence of delivery.  The effective date of any notice shall be the date of first receipt by the receiving party.  Notices shall be sent to the address/addressee listed above or to such other address/addressee as the party to whom notice is to be given may have provided to the other party in writing in accordance with this provision.

AGREED:

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

Authorized Official:	Patrick W. Fitzgerald

Title:	Associate Dean-Faculty of Arts & Sciences

Signature:	/s/ Patrick W. Fitzgerald

Date:	December 22, 2008

ZNOMICS, INC.

Authorized Official:	Bruce A. Beutel

Title:	Chief Scientific Officer

Signature:	/s/ Bruce Beutel

Date:	January 5, 2009

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I agree to be bound by its terms.

Dr. Alexander Schier:	/s/ Alexander Schier

Date:	December 18, 2008